EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Ducommun Incorporated Reports Results for the

Second Quarter Ended July 3, 2010

LOS ANGELES, California (August 2, 2010) — Ducommun Incorporated (NYSE:DCO) today reported results for its second quarter and six months ended July 3, 2010.

Sales for the second quarter of 2010 decreased 1% to $102.9 million, as compared to sales of $103.8 million for the second quarter of 2009. Net income for the second quarter of 2010 increased 23% to $5.7 million, or $0.53 per diluted share, compared to net income of $4.6 million, or $0.44 per diluted share, for the comparable period last year.

“As expected, this quarter saw general stability in our military markets and slow, steady improvement in the outlook for our commercial platforms,” said Anthony J. Reardon, president and chief executive officer. “We continued to invest in new business development initiatives and were very pleased by the number of recent program announcements with leading OEMs including Boeing, Embraer, and Airbus further strengthening our position for the quarters to come. Our operating margins increased, even with slightly lower revenue, as we took additional measures to drive operating efficiencies.”

The slight decrease in sales for the second quarter of 2010 was due to lower year-over-year revenues of engineering services. Product sales in the second quarter of 2010 increased due to growth in sales for large fixed wing commercial and military aircraft programs, partially offset by lower sales for helicopter programs. The Company’s mix of business in the second quarter of 2010 was approximately 58% military, 40% commercial and 2% space, compared to 58% military, 39% commercial and 3% space in the second quarter of 2009.

Gross profit, as a percent of sales, increased to 21.7% in the second quarter of 2010, compared to 19.0% in the second quarter of 2009. Gross profit margins for the second quarter of 2010 were favorably impacted by a richer revenue mix and improved operating efficiencies.

Gross profit was negatively impacted in the second quarter of 2010 by $1.1 million, or 1.7 percentage points, due to the continuation of 2010 start-up and development costs for several new programs which generated approximately $2.8 million in sales. In addition, gross profit for the second quarter of 2010 was favorably impacted by an adjustment to operating expenses, also of approximately $1.1 million, or 1.1 percentage points, relating to the reversal of certain accounts payable accruals recorded in prior periods. Gross profit for the second quarter of 2009 was adversely impacted by an inventory valuation adjustment of $0.8 million, or 0.8 percentage points.

Selling, general and administrative (“SG&A”) expenses increased to $13.3 million, or 12.9% of sales, in the second quarter of 2010, compared to $12.1 million, or 11.7% of sales, in the second quarter of 2009. The increase in SG&A expenses was primarily due to higher expenses from the amortization of intangible assets and higher stock-based compensation expenses.

Net income for the second quarter of 2010 increased 23% from the second quarter of 2009 primarily due to higher operating income and slightly lower interest expense. The Company’s effective tax rate was 32.9% and 33.0% in the second quarters of 2010 and 2009, respectively.

Sales for the first six months of 2010 decreased 4% to $207.2 million from $215.2 million for the comparable period in 2009. Net income for the first six months of 2010 increased 37% to $9.9 million, or $0.94 per diluted share, compared to net income of $7.2 million, or $0.69 per diluted share, for the comparable period last year.

The decrease in sales for the first six months of 2010 from the same period last year was due to lower sales of engineering services, partially offset by growth in product sales of commercial and military aircraft programs. The Company’s mix of business in the first six months of 2010 was approximately 58% military, 40% commercial and 2% space, compared to 60% military, 38% commercial and 2% space in the first six months of 2009.

Gross profit, as a percent of sales, increased to 20.1% in the six months of 2010, compared to 17.2% in the six months of 2009.

Gross profit margins were negatively impacted in the six months of 2010 by $2.9 million, or 2.0 percentage points, due to start-up and development costs on several new programs which generated approximately $5.9 million in sales. Gross profit in the six months of 2010 was favorably impacted by an adjustment to operating expenses of approximately $1.1 million, or 0.5 percentage points, relating to the reversal of certain accounts payable accruals recorded in prior periods. Gross profit for the six months of 2009 was negatively impacted by $5.1 million, or 2.4 percentage points, due to an inventory reserve of $4.3 million related to the Eclipse Aviation Corporation bankruptcy filing in March 2009 and an inventory valuation adjustment of $0.8 million.

SG&A expenses increased to $25.8 million, or 12.4% of sales, in the six months of 2010, compared to $24.9 million, or 11.6% of sales, in the six months of 2009. The increase in SG&A expenses was primarily due to higher expenses from the amortization of intangible assets of approximately $1.2 million.

Net income for the first six months of 2010 increased 37% from the first six months of 2009 primarily due to the reasons stated above along with slightly lower interest expense on reduced debt levels. The Company’s effective tax rate for the first six months of both 2010 and 2009 was 33.0%.

Mr. Reardon concluded, “As we continue to look towards the future for Ducommun, 2010 is a year in which we are laying the groundwork for long term financial and operational improvement. With the overall aerospace market recovery becoming more apparent, we are optimistic that we will benefit from new program wins and expect our backlog to climb going forward. In addition, we will continue to focus on operating efficiencies and effective working capital management to improve Ducommun’s financial results.”

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held tomorrow, August 3, 2010 at 8:00 AM PT (11:00 AM ET). To participate in the teleconference, please call 866-825-1709 (International 617-213-8060) approximately ten minutes prior to the conference time stated above. The participant passcode is 66949316. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed directly at the Ducommun Incorporated website at www.ducommun.com. Conference call replay will be available after that time at the same link. The webcast is also being distributed over Thomson/CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson/CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson/CCBN’s Individual Investor Network. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry. The Company is a supplier of critical components and assemblies for commercial aircraft, military aircraft, and missile and space programs through its three business units: Ducommun AeroStructures (DAS), Ducommun Technologies (DTI), and Miltec. Additional information can be found at www.ducommun.com.

CONTACT:	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385 / cwitty@darrowir.com

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2009 for a more detailed discussion of these and other risk factors and contingencies.

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year-To-Date
	Jul. 3, 2010	Jul. 4, 2009	Jul. 3, 2010	Jul. 4, 2009
Sales and Service Revenues
Product sales	$92,294	$88,789	$184,682	$182,766
Service revenues	10,643	15,036	22,511	32,414

Total	102,937	103,825	207,193	215,180

Operating Costs and Expenses:
Cost of product sales	72,066	72,230	147,667	152,202
Cost of service revenues	8,528	11,867	17,865	25,944
Selling, general & administrative expenses	13,316	12,135	25,779	24,944

Total	93,910	96,232	191,311	203,090

Operating Income	9,027	7,593	15,882	12,090
Interest Expense	(596)	(714)	(1,148)	(1,353)
Income Tax Expense	(2,778)	(2,270)	(4,858)	(3,543)

Net Income	$5,653	$4,609	$9,876	$7,194

Earnings Per Share
Basic earnings per share	$0.54	$0.44	$0.94	$0.69
Diluted earnings per share	$0.53	$0.44	$0.94	$0.69
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,485	10,449	10,475	10,472
Diluted	10,576	10,481	10,546	10,500

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	(Unaudited) Jul. 3, 2010	Dec. 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$1,099	$18,629
Accounts receivable, less allowance for doubtful accounts	53,869	48,378
Unbilled receivables	4,550	4,207
Inventories	74,077	67,749
Production cost of contracts	14,572	12,882
Deferred income taxes	4,813	4,794
Other current assets	6,610	7,452

Total Current Assets	159,590	164,091
Property and Equipment, Net	60,464	60,923
Goodwill, Net	100,442	100,442
Other Assets	26,281	28,453

	$346,777	$353,909

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$939	$4,963
Accounts payable	33,893	39,434
Accrued liabilities	25,271	33,869

Total Current Liabilities	60,103	78,266
Long-Term Debt, Less Current Portion	24,222	23,289
Deferred Income Taxes	8,480	7,732
Other Long-Term Liabilities	10,032	10,736

Total Liabilities	102,837	120,023

Commitments and Contingencies
Shareholders' Equity:
Common Stock	106	106
Treasury Stock	(1,924)	(1,924)
Additional paid-in-capital	59,977	58,498
Retained earnings	189,064	180,760
Accumulated other comprehensive loss	(3,283)	(3,554)

Total Shareholders' Equity	243,940	233,886

	$346,777	$353,909